                                D. SCHEDULE 13G

            ACQUISITION STATEMENT FOR SECURITIES PURCHASED PURSUANT TO
                          SECTION 13 OF THE 1934 ACT

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*



                       Boston Restaurant Associates, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    101122109
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

------ ------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               George R. Chapdelaine    ###-##-####

------ ------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group (See Instructions)

                                                           (a)  [  ]
               N/A                                         (b)  [  ]
------ ------------------------------------------------------------------------
  3    SEC Use Only


------ ------------------------------------------------------------------------
  4    Citizenship or Place of Organization  U.S.A.



------ ------------------------------------------------------------------------
                 5    Sole Voting Power        Common Stock        Common Stock
                                               -------------         Options
                                                                   ------------
   Number of                                      730,390             261,673
               ------ ---------------------------------------------------------
    Shares       6    Shared Voting Power         N/A
 Beneficially
   Owned by
               ------ ---------------------------------------------------------
     Each        7    Sole Dispositive Power    Same as 5
   Reporting
  Person With
               ------ ---------------------------------------------------------
                 8    Shared Dispositive Power    N/A

------ ------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by Each Reporting Person

                Common Stock                     Common Stock Options
                ------------                     --------------------
                   730,390                             261,673
------ ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                                                            [ ]
------ ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)
                   730,390/7,033,696 10.38% Common Stock

                   261,673/1,089,300  24.02% Common Stock Options
------ ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)    IN

------ ------------------------------------------------------------------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                         Date:   February 5, 2001


                                         By:  /s/ George R. Chapdelaine
                                              --------------------------------
                                         Name:  George R. Chapdelaine